Exhibit 2.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Agreement of Merger and Plan of Reorganization (this “Agreement”) is entered into as of August 6, 2015 by and among SWIFT START CORP., a Delaware corporation (“Swift”), BIOHITECH GLOBAL, INC., a Delaware corporation (“Acquisition”), and BIO HI TECH AMERICA, LLC, a Delaware limited liability company (“BioHiTech”). Swift, Acquisition and BioHiTech are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Swift is a Delaware corporation with 9,040,000 shares of common stock, par value $0.0001, issued and outstanding (the “Swift Common Stock”) and whose shares are quoted in certain over-the-counter stock markets under the symbol “SWFC.” At the Closing (herein defined) of the transactions contemplated by this Agreement, the officer(s), director(s) and principal shareholder(s) of Swift, will deliver 8,515,000 shares of Swift Common Stock for retirement and cancellation upon the books and records of Swift.

WHEREAS, Acquisition is a wholly-owned subsidiary of Swift.

WHEREAS, BioHiTech is a Delaware limited liability company with 450 Class A Units authorized and 76.42 Class A Units issued and outstanding and 50 Class B Units authorized and 25.61 Class B Units issued and outstanding (collectively, the “BioHiTech Units”).

WHEREAS, the Board of Directors and/or Managers of each of Swift, Acquisition, and BioHiTech have determined that it is fair to, and in the best interests of, their respective companies and equityholders for Acquisition to be merged with and into BioHiTech, with BioHiTech as the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors and/or Managers of each of Swift, Acquisition and BioHiTech have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, and in the Delaware Certificate of Merger attached as Exhibit A hereto (the “Certificate of Merger”).

WHEREAS, the requisite holders of BioHiTech Units (the “BioHiTech Holders”) shall have approved this Agreement, the Certificate of Merger, and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger and Swift, as the sole stockholder of Acquisition and the equityholders of Swift, will be asked to approve this Agreement, the Certificate of Merger, and the transactions contemplated and described hereby and thereby.

WHEREAS, the Board of Directors of Swift has approved the Amended and Restated Certificate of Incorporation of Swift (the “Amendment”) attached as Exhibit B hereto, to (i) decrease its authorized capital stock to 30,000,000 shares, of which 20,000,000 will be designated Common Stock and 10,000,000 will be designated blank check Preferred Stock and (ii) change the name of Swift to “BioHiTech Global, Inc.” The Amendment will be filed with the Secretary of State of Delaware after the Closing (as hereinafter defined) and as soon as practical after all regulatory requirements have been satisfied.

WHEREAS, the requisite stockholders of Swift have approved the Amendment and the transactions contemplated thereby.

WHEREAS, the Parties hereto intend that the Merger contemplated herein shall generally qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties agree as follows:

ARTICLE I
PLAN OF MERGER

1.1.            Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition shall be merged with and into BioHiTech in accordance with the provisions of the DGCL. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition shall cease and BioHiTech shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its existence under the laws of the Delaware.

1.2.            Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the Delaware. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.” Immediately following the filing of the Certificate of Merger, Swift shall file the Amendment with the Secretary of State of the State of Delaware.

1.3.            Closing. The closing of the Merger (the “Closing”) shall occur on the date hereof, simultaneously with the Parties’ execution of this Agreement (the “Closing Date”). The Closing shall occur at the offices of Kane Kessler, PC, 1350 Avenue of the Americas, New York, New York 10019, or remotely, if the parties so choose, according to Section 1.10. At the Closing, all of the documents, certificates, agreements, and instruments referenced in Section 1.10 will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

1.4.            Certificate of Formation, Limited Liability Company Agreement, Directors and Officers.

(a)               The Certificate of Formation of BioHiTech, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Certificate of Formation of the Surviving Company from and after the Effective Time until amended in accordance with applicable law and such Certificate of Formation.

(b)               The Limited Liability Company Agreement of BioHiTech, as in effect immediately prior to the Effective Time, which shall be amended and restated in the form attached as Exhibit D hereto, shall be the Limited Liability Company Agreement of the Surviving Company from and after the Effective Time until amended in accordance with applicable law, the Certificate of Formation of the Surviving Company, and such Limited Liability Company Agreement.

(c)                The directors and officers listed in Exhibit E hereto shall comprise the managers, directors, and officers of the Surviving Company and Swift, and each shall hold their respective office or offices from and after the Effective Time until a successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Formation or Limited Liability Company Agreement of the Surviving Company or the Certificate of Incorporation or Bylaws of Swift, as the case may be.

1.5.            Assets and Liabilities. At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition and BioHiTech (collectively, the “Constituent Companies”); and all the rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to any of the Constituent Companies on whatever account, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Companies, and the title to any real estate vested by deed or otherwise in either of such Constituent Companies shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.6.            Manner and Basis of Converting Equity. At the Effective Time:

(a)               all of the shares of common stock, $0.0001 par value, of Acquisition, outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such proportionate share of the BioHiTech Units, so that at the Effective Time, Swift shall be the holder of all of the issued and outstanding BioHiTech Units; and

(b)               all of the BioHiTech Units beneficially owned by the BioHiTech Holders listed on Exhibit F attached hereto shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an aggregate of 6,975,000 shares of Swift Common Stock as set forth on Exhibit F.

1.7.            Surrender and Exchange of Certificates. Promptly after the Effective Time and upon surrender of a certificate or certificates representing shares of BioHiTech Units that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Swift stating that such BioHiTech Holders has lost his certificate or certificates or that such have been destroyed, Swift shall issue to each BioHiTech Holders surrendering such certificate(s) or affidavit, a certificate or certificates registered in the name of such BioHiTech Holders representing the number of shares of Swift Common Stock that such BioHiTech Holders shall be entitled to receive as set forth in Section 1.6(b). Until the certificate(s) is or are surrendered, each certificate(s) that immediately prior to the Effective Time represented any outstanding shares of BioHiTech Units shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the number of shares of Swift Common Stock as specified in Section 1.6(b) for the holder thereof or to perfect any rights of appraisal that such holder may have pursuant to the applicable provisions of the DGCL.

1.8.            Swift Common Stock. Swift agrees that it will cause the Swift Common Stock into which the BioHiTech Units is converted at the Effective Time pursuant to Section 1.6(b) to be available for such purposes. Swift further covenants that, immediately following issuance of the Merger Shares, Swift will effect the cancellation of 8,515,000 shares of Swift Common Stock surrendered by certain officers, directors and shareholders, and giving effect to such cancellation, there will be no more than 525,000 shares of Swift Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.

1.9.            Operation of Surviving Company. BioHiTech acknowledges that upon the effectiveness of the Merger, and the compliance by Swift and Acquisition with their respective duties and obligations hereunder, Swift shall have the absolute and unqualified right to deal with the assets and business of the Surviving Company as its own property subject only to the limitations on the disposition or use of such assets or the conduct of such business as existed prior to the Merger.

1.10.        Closing Events. On the date hereof, each of the respective parties shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all officers’ certificates, opinions, financial statements, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with the documents and certificates contemplated by Articles V and VI, and such other items as may be reasonably requested by the parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.

1.11.        Exemption From Registration. Swift and BioHiTech intend that the shares of Swift Common Stock to be issued pursuant to the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) and from the qualification and registration requirements of any applicable state “Blue Sky” or securities laws.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND
WARRANTIES OF BIOHITECH

BioHiTech represents and warrants to Swift that the following representations and warranties in this Article II are true and complete as of the date hereof (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the “Schedules”) (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article II. For purposes of this Article II, the phrase “to the knowledge of BioHiTech” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of BioHiTech immediately before the Closing.

2.1.            Organization. BioHiTech is a limited liability company duly organized, validly existing, and in good standing under the laws of the Delaware. BioHiTech has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a BioHiTech Material Adverse Effect (as hereinafter defined). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of BioHiTech’s organizational documents. BioHiTech has taken all action required by laws, its organizational documents, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. BioHiTech has full power, authority, and legal right and has taken or will take all action required by law, its organizational, and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “BioHiTech Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of BioHiTech or its subsidiaries taken as a whole.

2.2.            Capitalization. The authorized membership interests of BioHiTech consist of 450 Class A Units and 50 Class B Units. As of the date of this Agreement, 76.42 Class A Units and 25.61 Class B Units are issued and outstanding, except as set forth on Schedule 2.2 hereto, no other class of equity or right to acquire BioHiTech Units are issued or outstanding, and no BioHiTech Units are held in the treasury of BioHiTech. All of the issued and outstanding BioHiTech Units are duly authorized, validly issued, and fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to BioHiTech. Except as set forth on Schedule 2.2 hereto, there are no agreements to which the BioHiTech is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of BioHiTech. To the knowledge of BioHiTech, there are no agreements among other parties to which BioHiTech is a party and by which it is bound with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of BioHiTech. All of the issued and outstanding BioHiTech Units were issued in compliance with applicable federal and state securities laws.

2.3.            Financial Statements.

(a)               BioHiTech has filed all income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(b)               BioHiTech has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which BioHiTech may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)                No deficiency for any taxes has been proposed, asserted or assessed against BioHiTech. There has been no tax audit, nor has there been any notice to BioHiTech by any taxing authority regarding any such tax audit, or, to the knowledge of BioHiTech, is any such tax audit threatened with regard to any taxes or BioHiTech tax returns. BioHiTech does not expect the assessment of any additional taxes of BioHiTech for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of BioHiTech.

(d)               BioHiTech shall have provided to Swift the audited balance sheets of BioHiTech as of, and the audited statements of income, shareholders’ equity and cash flows of BioHiTech for the years ended December 31, 2014 and 2013 (the “BioHiTech Balance Sheet Date”), (the “BioHiTech Financial Statements”). The BioHiTech Financial Statements have been prepared from the books and records of BioHiTech in accordance with Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of BioHiTech as of the respective dates thereof and for the periods referred to therein, with regard to the BioHiTech’s Financial Statements, such financial statements comply, in all material respects, as appropriate, as to form with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion of such BioHiTech Financial Statements in the Swift filings with the SEC as required by the Exchange Act, and are consistent with the books and records of BioHiTech, except as provided in the notes thereto.

(e)                The books and records, financial and otherwise, of BioHiTech are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4.            Disclosure. No representation or warranty by BioHiTech contained in this Agreement or in any of the agreements or other documents executed pursuant to this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of BioHiTech pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. BioHiTech has disclosed to Swift all material information relating to the business of BioHiTech or the transactions contemplated by this Agreement.

2.5.            Undisclosed Liabilities. BioHiTech has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown in the BioHiTech Financial Statements referred to in Section 2.3, (b) liabilities which have arisen since the date of the BioHiTech Financial Statements in the Ordinary Course of Business (as hereinafter defined) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Article II, “Ordinary Course of Business” means the ordinary course of BioHiTech’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6.            Absence of Certain Changes or Events. Except as set forth in this Agreement, Schedule 2.6 hereto or in the BioHiTech Financial Statements, since the date of the latest balance sheet included in the BioHiTech Financial Statements:

(a)               except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of BioHiTech; or (ii) any damage, destruction, or loss to BioHiTech (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of BioHiTech; and

(b)               BioHiTech has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the Ordinary Course of Business; (ii) paid any material obligation or liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than current liabilities reflected in or shown on the most recent BioHiTech balance sheet, and current liabilities incurred since that date in the Ordinary Course of Business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the Ordinary Course of Business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material, considering the business of BioHiTech; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7.            Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of BioHiTech, threatened by or against BioHiTech, or affecting BioHiTech, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8.            No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which BioHiTech is a party or to which any of its properties or operations are subject.

2.9.            Contracts. BioHiTech has provided, or will provide Swift, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which BioHiTech is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10.        Compliance With Laws and Regulations. BioHiTech has complied with all applicable statutes and regulations of any federal, state, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of BioHiTech.

2.11.        Approval of Agreement. The board of managers of BioHiTech (the “BioHiTech Board”) and the holders of a majority of BioHiTech Units will have authorized the execution and delivery of this Agreement by BioHiTech and will have approved the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BioHiTech and constitutes a valid and binding obligation of BioHiTech, enforceable against BioHiTech in accordance with its terms.

2.12.        Title and Related Matters. BioHiTech has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the BioHiTech Financial Statements or acquired after the date of such BioHiTech Financial Statements (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except statutory liens or claims not yet delinquent, those set forth in the BioHiTech Financial Statements, those arising in the Ordinary Course of Business, and those disclosed in Schedule 2.12 hereto.

2.13.        Governmental Authorizations. BioHiTech has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by BioHiTech of this Agreement and the consummation by BioHiTech of the transactions contemplated hereby.

2.14.        Continuity of Business Enterprises. BioHiTech has no commitment or present intention to liquidate BioHiTech or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15.        BioHiTech Holders. The BioHiTech Holders are the legal and beneficial owners of one hundred percent (100%) of the BioHiTech Units and the BioHiTech Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective BioHiTech Units; and delivery of such BioHiTech Units hereunder will convey to Swift good and marketable title to such BioHiTech Units free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such BioHiTech Units being held by Swift.

2.16.        No Brokers. Except as set forth on Schedule 2.16 hereto, BioHiTech has not entered into any contract with any person, firm or other entity that would obligate BioHiTech or Swift to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated hereby.

2.17.        Subsidiaries. BioHiTech has no subsidiaries.

2.18.        Intellectual Property. BioHiTech owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by BioHiTech to other parties (together, the “Customer Deliverables”) and (b) to operate the internal systems of BioHiTech that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”). The Intellectual Property owned by or licensed to BioHiTech and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “BioHiTech Intellectual Property”). Each item of BioHiTech Intellectual Property will be owned or available for use by Swift immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. BioHiTech has taken all reasonable measures to protect the proprietary nature of each item of BioHiTech Intellectual Property. To the knowledge of BioHiTech, (i) no other person or entity has any rights to any of BioHiTech Intellectual Property owned by BioHiTech except pursuant to agreements or licenses entered into by BioHiTech and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of BioHiTech Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.

2.19.        Certain Business Relationships With Affiliates. Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no affiliate of BioHiTech (a) owns any property or right, tangible or intangible, which is used in the business of BioHiTech, (b) has any claim or cause of action against BioHiTech, or (c) owes any money to, or is owed any money by, BioHiTech.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND
WARRANTIES OF SWIFT AND ACQUISITION

Swift and Acquisition represent and warrant to BioHiTech that the following representations and warranties in this Article III are true and complete as of the date hereof (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the “Schedules”) (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article III. For purposes of this Article III, the phrase “to the knowledge of BioHiTech” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of BioHiTech immediately before the Closing. For purposes of this Article III, the phrase “to the knowledge of Swift,” “to the knowledge of Acquisition,” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Swift or Acquisition, as applicable, immediately before the Closing.

3.1.            Organization.

(a)               Swift is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Swift Reports (as hereinafter defined) are complete and correct copies of the Certificate of Incorporation and bylaws of Swift, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Swift’s Certificate of Incorporation or bylaws. Swift has taken all action required by law, its Certificate of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Swift has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, bylaws, or otherwise to consummate the transactions contemplated hereby.

(b)               Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached hereto as Exhibits H and I, respectively, are complete and correct copies of the Certificate of Incorporation and bylaws of Acquisition, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Acquisition’s Certificate of Incorporation or bylaws. Acquisition has taken all action required by law, its Certificate of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Acquisition has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, bylaws, or otherwise to consummate the transactions contemplated hereby.

3.2.            Capitalization.

(a)               The authorized capital stock of Swift consists of 200,000,000 shares of Swift Common Stock. After giving effect to the Amendment, the authorized capital stock of Swift shall be 30,000,000 shares of which 20,000,000 shares will be designated Swift Common Stock and 10,000,000 shares will be designated blank check preferred stock. Immediately before the date hereof and prior to giving effect to the surrender and subsequent cancellation of 8,515,000 shares of Swift Common Stock, there are 9,040,000 shares of Swift Common Stock issued and outstanding. Immediately following the Closing, there shall be 7,500,000 shares of Swift Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. All of the issued and outstanding shares of Swift Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Swift is a party or which are binding upon Swift providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Swift. There are no agreements to which Swift is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Swift. To the knowledge of Swift, there are no agreements among other parties to which Swift is a party and by which it is bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Swift. All of the issued and outstanding shares of Swift Common Stock were issued in compliance with applicable federal and state securities laws. The Shares of Swift Common Stock to be issued at the Closing pursuant this Agreement, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

(b)               The authorized capital stock of Acquisition will consist of 5,000,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares will be issued and outstanding. All of the issued and outstanding shares of common stock of Acquisition are owned by Swift. All the issued and outstanding shares of common stock of Acquisition are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Acquisition is a party or which are binding upon Acquisition providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Acquisition. There are no agreements to which Acquisition is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Acquisition.

(c)                Acquisition is a wholly-owned subsidiary of Swift that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and have not conducted any business or acquired any property prior to the date hereof.

(d)               The 6,975,000 shares of Swift Common Stock to be issued hereunder pursuant to Section 1.6 (the “Merger Shares”), when issued and delivered in accordance with the terms of this Agreement, shall be duly and validly issued, fully aid and non-assessable.

3.3.            Financial Statements. The audited financial statements and unaudited interim financial statements of the Swift included in the Swift Reports (collectively, the “Swift Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present the consolidated financial condition, results of operations and cash flows of the Swift as of the respective dates thereof and for the periods referred to therein, and (d) are consistent with the books and records of Swift.

3.4.            Securities Act and Exchange Act Filings. Swift has furnished or made available to BioHiTech complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form S-1, as amended, which contains audited financial statements for the period March 20, 2013 (inception) through September 30, 2013 as filed with the SEC (SEC File No. 333-192151), (b) Annual Report on Form 10-K for the fiscal years ended December 31, 2013 and 2014, each of which contains audited financial statements as of and for the periods then ended, and (c) all other reports filed by Swift under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by Swift under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since March 20, 2013 (such documents are collectively referred to herein as the “Swift Reports”). The Swift Reports constitute all of the documents required to be filed by Swift under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from November 7, 2013 through the date of this Agreement. The Swift Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. Each Swift Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, Swift Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5.            Undisclosed Liabilities. Except as set forth in the Swift Financial Statements, neither Swift nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Swift Reports, (d) liabilities which have arisen since the date of the Swift Reports in the Ordinary Course of Business (as hereinafter defined) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. As used in this Article III, “Ordinary Course of Business” means the ordinary course of Swift’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6.            Absence of Certain Changes or Events. Except as set forth in this Agreement, Schedule 3.6 hereto or in the Swift Reports, since the date of the latest balance sheet included in the Swift Reports:

(a)               there has not been any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of Swift or Acquisition (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Swift or Acquisition;

(b)               none of Swift or Acquisition has (i) amended its Certificate of Incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Swift or Acquisition; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)                neither Swift nor Acquisition has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the Ordinary Course of Business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Swift Reports and current liabilities incurred since that date in the Ordinary Course of Business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $25,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $25,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Swift or Acquisition; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d)               to the knowledge of Swift, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Swift; and

(e)                to the knowledge of Acquisition, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Acquisition.

3.7.            Title and Related Matters. Swift has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Swift Reports or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)               statutory liens or claims not yet delinquent;

(b)               such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)                as described in the Swift Reports.

3.8.            Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Swift, threatened by or against or affecting Swift, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as specifically disclosed in the Swift Reports.

3.9.            Contracts. Swift is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in the Swift Reports.

3.10.        No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Swift is a party or to which it or any of its assets or operations are subject.

3.11.        Governmental Authorizations. Swift is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Swift of this Agreement and the consummation by Swift of the transactions contemplated hereby.

3.12.        Compliance With Laws and Regulations. Except as disclosed in the Swift Reports, Swift:

(a)               is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Swift Material Adverse Effect (as hereinafter defined);

(b)               has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)                has not, and the past and present officers, directors and affiliates of Swift have not, been the subject of, nor does any officer or director of Swift have any reason to believe that Swift or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)               has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)                has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of Swift have any reason to believe that Swift or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)                 does not have any liabilities, contingent or otherwise and is not a party to any executory agreements;

(g)               is not a “blank check company” as such term is defined by Rule 419 adopted under the Securities Act; and

(h)               is not a “shell company” as such term is defined by Rule 12b-2 adopted under the Exchange Act.

For purposes of this Agreement, “Swift Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Swift or its subsidiaries taken as a whole.

3.13.        Insurance. Swift owns no insurable properties and carries no casualty or liability insurance.

3.14.        Approval of Agreement. The shareholders and the board of directors of Swift (the “Swift Board”) have authorized the execution and delivery of this Agreement by Swift and has approved this Agreement and the transactions contemplated hereby.

3.15.        Material Transactions With Affiliates. Except as disclosed herein and in the Swift Reports, there exists no material contract, agreement, or arrangement between Swift and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by Swift to own beneficially any common stock of Swift and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the date hereof. Neither any officer, director, nor ten percent (10%) stockholder of Swift has, or has had during the last preceding full fiscal year, any known interest in any material transaction with Swift which was material to the business of Swift. Swift has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16.        Employment Matters. Swift has no employees other than its executive officers.

3.17.        No Brokers. Swift has not entered into any contract with any person, firm or other entity that would obligate BioHiTech or Swift to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18.        Subsidiaries. Swift has no subsidiaries, other than Acquisition.

3.19.        Disclosure. No representation or warranty by Swift contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Swift pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Swift has disclosed to BioHiTech all material information relating to the business of Swift or the transactions contemplated by this Agreement.

3.20.        Accountants. From inception through the date hereof, Weinberg & Baer LLC have served as Swift’s independent accountants (the “Accountant”). Throughout the periods covered by the Swift Financial Statements the Accountant was (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Swift within the meaning of Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Other than with respect to expressing an opinion as to the uncertainty of Swift continuing as a going concern, the report of the Accountant on the Financial Statements did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to uncertainty, audit scope, or accounting principles. During Swift’s most recent fiscal year and the subsequent interim periods, there were no disagreements with either Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-K occurred with respect to the Accountant.

ARTICLE IV
SPECIAL COVENANTS

4.1.            Current Report. In connection with this Agreement, the parties shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of BioHiTech and Swift shall cause the Current Report to be filed with the SEC no later than four (4) business days of the date hereof and to otherwise comply with all requirements of applicable federal and state securities laws including the filing of an additional Form 8-K to include audited financial statements if the Current Report is filed without such audited financial statements.

4.2.            Additional Representations, Warranties and Covenants of the BioHiTech Holders. Promptly after the Effective Time, Swift shall cause to be mailed to each holder of record of BioHiTech Units that was converted pursuant to Section 1.6(b) hereof into the right to receive Swift Common Stock a letter of transmittal (“Letter of Transmittal”) that shall contain additional representations, warranties and covenants of such BioHiTech Holders (each, a “BioHiTech Holder”), including without limitation, that (a) such BioHiTech Holder has full right, power and authority to deliver such BioHiTech Units and Letter of Transmittal, (b) the delivery of such BioHiTech Units will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such BioHiTech Holder is bound or affected, (c) such BioHiTech Holder has good, valid and marketable title to all shares of BioHiTech Units indicated in such Letter of Transmittal and that such BioHiTech Holder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such BioHiTech Units, (d) whether such BioHiTech Holder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such BioHiTech Holder is acquiring Swift Common Stock for investment purposes and not with a view to selling or otherwise distributing such Swift Common Stock in violation of the Securities Act or the securities laws of any state, and (e) such BioHiTech Holder has had an opportunity to ask and receive answers to any questions such BioHiTech Holder may have had concerning the terms and conditions of the Merger and the Swift Common Stock and has obtained any additional information that such BioHiTech Holder has requested. Delivery shall be effected, and risk of loss and title to the BioHiTech Units shall pass, only upon delivery to Swift (or an agent of Swift) of (x) certificates evidencing ownership thereof as contemplated by Section 1.7 hereof (or an affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.2.

4.3.            Actions of Acquisition Stockholder. Prior to the date hereof, Swift shall cause and demonstrate to BioHiTech the following actions have been taken by the written consent of Swift, the holder of all of the outstanding shares of common stock of Acquisition:

(a)               the approval of this Agreement and the transactions contemplated hereby; and

(b)               such other actions as BioHiTech may determine are necessary or appropriate.

4.4.            Actions of BioHiTech. Prior to the date hereof, BioHiTech shall cause and demonstrate to Swift the following actions have been taken by the written consent of the holders of a majority of the outstanding BioHiTech Units:

(a)               the approval of this Agreement and the transactions contemplated hereby; and

(b)               such other actions as Swift may determine are necessary or appropriate.

4.5.            Access to Properties and Records. Swift and BioHiTech will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of Swift or BioHiTech in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Swift or BioHiTech as the other shall from time to time reasonably request.

4.6.            Delivery of Books and Records. At the Closing, Swift shall deliver to BioHiTech, Swift’s and Acquisition’s corporate minute books, books of account, contracts, records, and all other books or documents.

4.7.            Indemnification.

(a)               Indemnification by BioHiTech. BioHiTech hereby agrees to defend and indemnify Swift and each of the officers, agents and directors of Swift as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this Section 4.7(a) shall survive the Closing and consummation of the transactions contemplated hereby for a period of six (6) months from the date hereof.

(b)               Indemnification by Swift. Swift hereby agrees to defend and indemnify BioHiTech and each of the officers, agents and directors of BioHiTech as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article III. The indemnification provided for in this Section 4.7(b) shall survive the Closing and consummation of the transactions contemplated hereby for a period of six (6) months from the date hereof.

4.8.            Plan of Reorganization. This Agreement is intended to generally constitute a “tax-free exchange” within the meaning of Section 351 of the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from generally qualifying as a tax-free exchange under the provisions of Section 351 of the Code.

4.9.            BioHiTech Incentive Plan. The Board of Directors and stockholders of Swift shall have adopted the 2015 Incentive Plan in form and substance acceptable to BioHiTech permitting the issuance of up to 750,000 shares of Swift Common Stock.

ARTICLE V
COVENANTS AND DELIVERIES FOR THE BENEFIT OF
SWIFT AND ACQUISITION

Each of the following that is a covenant or task to be completed for the benefit of Swift and Acquisition shall have either been fulfilled or waived by Swift and Acquisition, and each of the following that is a delivery to Swift and Acquisition shall be made prior to the date hereof:

5.1.            Officer’s Certificates. Swift shall have been furnished with a certificate signed by a duly authorized officer of BioHiTech to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of BioHiTech threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in a disclosure schedule, by or against BioHiTech which might result in any material adverse change in any of the assets, properties, business, or operations of BioHiTech.

5.2.            Other Items.

(a)               Swift shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Swift may reasonably request.

(b)               Swift shall have conducted a complete and satisfactory due diligence review of BioHiTech.

(c)                The transactions contemplated by this Agreement shall have been approved by the BioHiTech Board and the BioHiTech Holders.

(d)               Any necessary third-party consents shall have been obtained, including but not limited to consents necessary from BioHiTech’s lenders, creditors, vendors and lessors.

5.3.            Lock-Up Agreements. Each of the officers and directors of BioHiTech, as well as any BioHiTech Holder holding more than ten percent (10%) of the Merger Shares identified on Exhibit F, shall have executed a Lock-Up Agreement, the form of which is attached hereto as Exhibit J.

5.4.            Delivery of Financial Statements. BioHiTech shall deliver the BioHiTech Financial Statements required in Section 2.3(d) within sixty (60) days from the date hereof.

ARTICLE VI
COVENANTS AND DELIVERIES FOR THE BENEFIT OF BIOHITECH

Each of the following that is a covenant or task to be completed for the benefit of BioHiTech shall have either been fulfilled or waived by BioHiTech and each of the following that is a delivery to BioHiTech shall have been made prior to the date hereof:

6.1.            Officer’s Certificate. BioHiTech shall have been furnished with a certificate signed by a duly authorized executive officer of Swift to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Swift threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.2.            Good Standing. BioHiTech shall have received certificates of good standing from the Secretary of State of the Delaware or other appropriate office, dated as of a date within five (5) days prior to the date hereof certifying that Swift and Acquisition are in good standing as corporations in the Delaware and have filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.3.            Other Items.

(a)               BioHiTech shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as BioHiTech may reasonably request.

(b)               BioHiTech shall have conducted a complete and satisfactory due diligence review of Swift.

(c)                The transactions contemplated by this Agreement shall have been approved by the board of directors of Swift and Acquisition.

(d)               Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from BioHiTech’s lenders, creditors, vendors and lessors.

(e)                There shall have been no material adverse changes in Swift or Acquisition, financial or otherwise since the date of the most recent quarterly report on Form 10-Q filed by Swift with the SEC.

(f)                 There shall be no Swift Common Stock Equivalents outstanding as of immediately prior to the Closing. For purposes of the foregoing, “Swift Common Stock Equivalents” means any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from Swift, or obligating Swift to issue, any shares of any class of the capital stock of Swift or any securities convertible into or exchangeable for such shares.

(g)               Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from Swift’s lenders, creditors, vendors, and lessors.

(h)               Swift shall have filed, and the SEC shall have accepted for filing, a Registration Statement on Form 8-A to register the Swift Common Stock pursuant in Section 12(b) of the Exchange Act and such registration shall have become effective in accordance with General Instruction A(c) of Form 8-A.

(i)                 The parties shall have prepared and agreed upon the content of Form 8-K to be filed pursuant to Section 4.1 hereof.

(j)                 Swift shall have reimbursed BioHiTech up to $100,000 in expenses incurred in connection with the transactions contemplated in this Agreement.

ARTICLE VII

Intentionally omitted.

ARTICLE VIII
MISCELLANEOUS

8.1.            Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Delaware. Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, State of New York.

8.2.            Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3.            Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4.            Confidentiality. Swift, on the one hand, and BioHiTech, on the other hand, will keep confidential all information and materials regarding the other party designated by such party as confidential. The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. Swift and BioHiTech agree that no public disclosure will be made by either party of the existence of the transactions contemplated by this Agreement or any of its terms without first advising the other party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5.            Expenses. Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, all costs and expenses incurred by BioHiTech, Acquisition and Swift after the Closing shall be borne by Swift. After the Closing, the costs and expenses of the BioHiTech Holders shall be borne by Swift.

8.6.            Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7.            Third Party Beneficiaries. This contract is solely between Swift, Acquisition and BioHiTech and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8.            Entire Agreement. This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9.            Survival. The representations and warranties of the respective parties shall survive the Closing and the consummation of the transactions contemplated hereby for a period of six (6) months from the date hereof.

8.10.        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11.        Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

8.12.        Press Releases and Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written.

SWIFT:

SWIFT START CORP.

a Delaware corporation

By:_________________________________

Shaul Martin, President

BIOHITECH:

BIO HI TECH AMERICA, LLC

a Delaware limited liability company

By:_________________________________

Frank Celli, Chief Executive Officer

ACQUISITION:

BIOHITECH GLOBAL, INC.,

a Delaware corporation

By:_________________________________

Shaul Martin, President

[Signature page of Agreement of Merger and Plan of Reorganization]